EXHIBIT  99.2

INCYTE  ANNOUNCES  PROPOSED  OFFERING  OF  CONVERTIBLE  SUBORDINATED  NOTES

PALO ALTO, Calif., Jan. 26 /PRNewswire/ -- Incyte Pharmaceuticals, Inc. (Nasdaq:
INCY - news) announced today that it proposes to make a private offering of $150 million of Convertible Subordinated Notes due 2007, with an option to issue up to an additional $50 million of Notes. The Notes will be offered in the United States only to qualified institutional buyers and institutional accredited investors pursuant to exemptions from the registration requirements of the Securities Act of 1933. The Notes may also be offered outside the United States in accordance with Regulation S under the Securities Act.

The Company stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Proceeds may also be used to make strategic investments, acquire or license technology or products, or acquire businesses that may complement its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Incyte's ability to complete the proposed offering, the impact of alternative technological advances and competition, changes in the focus of Incyte's research and development activities, developments in litigation, and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. Incyte disclaims any intent or obligation to update these forward-looking statements.